Exhibit 99.1

Sabre Announces New Board Appointment

Technology industry executive, Eric L. Kelly, to join its Board of Directors

SOUTHLAKE, Texas – Oct. 16, 2024 – Sabre Corporation (NASDAQ: SABR), a leading travel technology company, today announced that Technology industry veteran, Eric L. Kelly, has been elected to its Board of Directors, effective Jan. 1, 2025.

“We believe 2025 will be another important year for Sabre’s technology evolution and look forward to having Eric join Sabre’s Board at this key time,” said Gail Mandel, Chair of Sabre’s Board of Directors. “As a current and former chief executive at varying and complex technology companies, Eric brings extensive experience and thought leadership to our board.”

Kelly is a technology industry veteran with over 40 years of experience across the technology industry, achieving consistent success in a wide range of senior executive roles. He currently serves as Chairman and CEO of Overland Tandberg, a portfolio of technology companies that comprise a global Hybrid Cloud software and infrastructure enterprises. Specifically, he brings areas of expertise that include cybersecurity, complex M&A strategy and execution, international corporate finance, government affairs and strategic business transformations.

Kelly will serve on the technology committee and the audit committee of the Board of Directors.

About Eric Kelly

Kelly is a technology industry veteran with over four decades of experience growing and turning around technology companies ranging from pre-public startup to Fortune 100 organizations — achieving consistent success in a wide range of senior executive roles, including CEO, President, and COO. He has served on boards of public companies trading on the U.S. and Canada stock exchanges, private companies, universities, and foundations for the past 20 years. His specific areas of expertise include cybersecurity, complex M&A strategy/execution, international corporate finance, government affairs, business transformations, and leading the strategic visions and product development of software, SAAS, cloud, and artificial intelligence technology companies. Of significant further value in today’s environment, Kelly is a thought leader in developing the culture of the companies and senior management in diversity, equity, and inclusion (DE&I).

Kelly currently serves as the Chairman and CEO of Overland Tandberg, a global hybrid cloud software and infrastructure company, which he has held since 2018. In addition, since 2018, he has served as the Founder and Chairman of Bridge 2 Technologies, LLC, a next generation SaaS software enterprise company. From 2014 to 2018, he served as CEO of Sphere 3D Corporation, a cloud and virtualization technology solutions provider. From 2009 to 2014, he served as initially as a Director, and then as President and CEO of Overland Storage, Inc., a provider of unified data management and data protection solutions, until its acquisition by Sphere 3D Corporation. From 2007 to 2009, he was Chairman and founder of Silicon Valley Management Partners Inc., a management consulting and M&A advisory firm in the private equity sector. From 2002 to 2004,

Kelly was President and CEO of Snap Appliance, which was acquired by Adaptec Inc., and from 2004 to 2006, Kelly was Vice President and General Manager of Storage Systems and Solutions at Adaptec Inc. Prior to that, Kelly served in various roles, including President of the Network Systems Division of Maxtor and Vice President of Dell’s Enterprise group, as well as in executive positions with Hitachi Data Systems, Conner Peripherals, and IBM.

Kelly received an Honorary Doctorate from Grambling University, an MBA from San Francisco State University and a B.S. in Business Management from San Jose State University.

About Sabre Corporation

Sabre Corporation is a leading software and technology company that powers the global travel industry, serving a wide range of travel companies including airlines, hoteliers, travel agencies and other suppliers. The company provides retailing, distribution and fulfilment solutions that help its customers operate more efficiently, drive revenue and offer personalized traveler experiences. Through its leading travel marketplace, Sabre connects travel suppliers with buyers from around the globe. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world. For more information visit www.sabre.com.

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